Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR

November 2, 2023

In connection with the filing by Psyence Biomedical Ltd. of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Psyence Biomedical Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Seth Feuerstein
Seth Feuerstein